Inuvo Preliminary Third Quarter 2020 Revenue Totals $9.2 Million, Driven by Approximately 50% Sequential Revenue Growth from IntentKey

LITTLE ROCK, AR – October 9, 2020 – Inuvo, Inc. (NYSE AMERICAN: INUV) (“Inuvo” or the “Company”), a leading provider of marketing technology, powered by IntentKey™ artificial intelligence that serves brands and agencies, today announced preliminary unaudited revenues of $9.2 million for the third quarter ending September 30, 2020. Sequential growth was primarily attributable to the IntentKey where third quarter over second quarter 2020 growth in revenue is expected to exceed 50%.

The IntentKey, Inuvo’s proprietary machine-learning platform, and ValidClick, a marketing services business, are expected to account for roughly 32% and 68% of third quarter revenue, respectively.

Richard Howe, CEO of Inuvo, commented, “At roughly 50% sequential and 15% year-over-year growth, the IntentKey is recovering faster than ValidClick where we expect roughly 10% sequential growth, while still down over 40% on a year-over-year basis. It’s an encouraging sign that both our product lines are expected to deliver sequential growth in the third quarter against a COVID-19 headwind that continues to impact marketing budgets.”

Mr. Howe added, “The performance of IntentKey client campaigns continued to look strong in Q3, including a connected TV test with a national client where performance beat the control group by a significant margin.”

At September 30, 2020 Inuvo had approximately $9.5 million in cash, positive net working capital of approximately $7.1 million and roughly $1.3 million in debt most of which the company expects to retire by year-end. The Company remains focused on growing its AI technology, the IntentKey, where there is believed to be a technological and competitive advantage.

The preliminary financial information in this press release has been prepared internally by management and has not been reviewed by our independent registered public accounting firm.  There can be no assurance that actual results will not differ from the preliminary financial information presented herein and such changes could be material.  This preliminary financial data should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for any future period.

About Inuvo
Inuvo®, Inc. (NYSE American: INUV) is a market leader in artificial intelligence, aligning and delivering consumer-oriented product & brand messaging strategies online based on powerful, anonymous and proprietary consumer intent data for agencies, advertisers and partners. To learn more, visit www.inuvo.com.

About the IntentKey™
Inuvo®’s IntentKey™ is a patented, machine-learning technology designed to mirror the manner in which the human brain instantly associates ideas, emotions, places, people, and objects. It creates an accurate, high-definition picture of consumer intent and sentiment related to a particular topic or item. Inuvo harnesses the power of the IntentKey™ to discover and reach high volumes of incremental in-market and relevant audiences that are hidden from typical marketing approaches. The IntentKey™ enables pinpoint media execution reaching consumers throughout the purchasing funnel all the way to conversion.

Safe Harbor / Forward-Looking Statements / Disclosures
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Inuvo, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as filed on May 12, 2020 and our other filings with the SEC. In addition, our expectations about third quarter 2020 results are based on preliminary unreviewed information about the third quarter and are subject to revision. Although the third quarter is now completed, we are still in the process of our standard financial reporting closing procedures. Accordingly, following completion of our normal quarter-end closing and review processes, it may turn out that actual results differ materially from these preliminary results. Factors that could cause our actual results for the third quarter 2020 to differ materially from our preliminary results include, but are not limited to, inaccurate assumptions, unrecorded expenses, changes in estimates or judgments, and facts or circumstances affecting the application of our critical accounting policies. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo, Inc. and are difficult to predict. The information, which appears on our websites and our social media platforms is not part of this press release.

Inuvo Company Contact:
Wally Ruiz
Chief Financial Officer
Tel (501) 205-8397
wallace.ruiz@inuvo.com

Investor Contact:
KCSA Strategic Communications
Valter Pinto, Managing Director
Tel (212) 896-1254
Valter@KCSA.com

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